UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

October 3, 2014
Date of Report

September 26, 2014
(Date of earliest event reported)

TransAct Energy Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-139746	98-0515445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 207 - 23705 IH 10 West San Antonio, TX, 78257
(Address of principal executive offices, including zip code)

210-888-0785
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

This current report and its exhibit may include forward-looking statements.  TransAct Energy Corp. based these forward-looking statements on its current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances.  Forward-looking statements are subject to various risks and uncertainties that may be outside the control of TransAct Energy Corp. TransAct Energy Corp, has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise.  This current report should be read with TransAct Energy Corp. Annual Report on Form 10-K for the year ended December 31, 2013.

Item 1.01 Entry Into a Material Definitive Agreement

On September 26, 2014, TransAct Energy Corp, a Nevada corporation (the “Company”), made the first installment of 30,000 Australian dollars ($27,458 USD) towards an agreement with an Australian engineering firm. This payment was made subsequent to a site inspection of the engineering firm’s facilities and the agreed kick off meeting. The firm was engaged through an Engineering Service Agreement dated August 13, 2014 to design/build the reactors for TransAct’s proposed Zero Emission Waste Optimization Plant in Puebla Mexico. The total fee for said work is five hundred and twelve thousand Australian dollars (approx. $450,000 USD) plus all material/fabrication costs of constructing the reactors. There currently is no substantive estimate of the material/fabrication costs until the reactors are sized for the proposed processing volume.

TransAct will own all intellectual property rights associated with the reactor design and process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSACT ENERGY CORP.

               (Company)

Date:  October 3, 2014

By: /s/ Roderick C Bartlett

Roderick C Bartlett

President and Chief Executive Officer